Exhibit 99.1

RMG Networks Completes Acquisition of Symon Communications

Creates Leading Digital Signage Solutions Platform; Announces Relocation of Its Headquarters to the Dallas Metro Area

DALLAS, TX and CHICAGO, IL--(Marketwired - Apr 19, 2013) - SCG Financial Acquisition Corp., d/b/a RMG Networks (NASDAQ: RMGN) (OTCBB: SCGQU) (OTCBB: SCGQW) (RMG Networks), today announced the successful acquisition of Symon Communications Holdings Corporation (Symon), a leading global provider of intelligent visual communications. With this step, RMG Networks expands its digital signage media offering to include complete end-to-end solutions providing hardware, software, professional services and monetization management for both advertising and non-advertising digital signage customers.

This transaction follows the recently completed business combination of Reach Media Group Holdings, Inc. and SCG Financial Acquisition Corp.

The combination of RMG Networks and Symon creates a leading digital signage media company that offers intelligent visual technology solutions to enterprise customers and leadership in digital place-based media to advertisers. RMG Networks now has over 7,500 customers, including approximately 70% of the Fortune 100, a majority of the Fortune 500, and over 1 million installed screens.

The digital signage market is expected to experience strong near-term growth. PQ Media projects media revenue for the U.S. digital-out-of-home market to increase at a compound rate of 12.5% through 2016. Intel's Embedded and Communications Group has published that it expects the number of digital signage media players installed worldwide to increase from 3 million today to approximately 10 million by 2015.

"The acquisition of Symon creates a digital signage solutions powerhouse with what we believe are financial strengths and technological capabilities unlike any other in the industry," said Gregory H. Sachs, Executive Chairman of RMG Networks. "This is a fast-moving time for the digital signage industry, and this combination positions us to lead when demand is growing. This is an important step for us as we continue to seek opportunities to expand our business through organic growth, acquisition and technological innovation."

"Businesses are rapidly adopting intelligent digital signage as a smart, memorable way to reach and engage customers, motivate their employees and visualize massive amounts of data to support decision making. We believe that the integration of Symon makes RMG the only company in the industry to serve both advertising and non-advertising customers with the full spectrum of digital signage hardware, software and services needed to build networks that reach and activate people wherever they are," said Garry McGuire, Chief Executive Officer of RMG Networks.

Following the closing of the acquisition, RMG Networks will relocate its global headquarters to the Dallas metro area. The legacy Symon business will operate as a business unit of RMG Networks under the name RMG Enterprise Solutions. Key members of the Symon management team will remain with RMG Networks, including Symon's Chief Financial Officer William Cole, who is expected to be named the CFO of RMG Networks and former Symon Chief Executive Officer Charles Ansley, who is expected to be named President of RMG Enterprise Solutions.

Lazard Freres & Co LLC acted as exclusive financial advisor to RMG Networks and legal Counsel to RMG Networks is Greenberg Traurig, LLP. Legal counsel to Symon was Kirkland and Ellis LLP.

About RMG Networks

With the acquisition of Symon, RMG Networks becomes a leading provider of complete digital signage solutions. Its RMG Media Networks business unit engages elusive audience segments with relevant content and advertising delivered through digital place-based networks, including the largest digital airline media network with a monthly audience of more than 35 million passengers and a mall media network reaching over 62 million monthly viewers in 161 shopping malls across the United States. Its RMG Enterprise Solutions business unit provides digital signage hardware, software and services to power state-of-the-art visual communication implementations for critical contact center, supply chain, employee communications, hospitality, retail and other applications. The company is based in Plano, TX and operates offices in major cities throughout the United States and in the United Kingdom, China, India and the U.A.E. Its securities are traded on the NASDAQ Capital Market (RMGN) and the OTC Bulletin Board (SCGQU and SCGQW). For more information visit www.rmgnetworks.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "expect," "estimate," "project," "intend," "plan," "believe," and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Investors are cautioned that such forward-looking statements, including statements with respect to anticipated growth in the digital signage market and with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of RMG Networks, Symon and the combined companies are based on current expectations that are subject to risks and uncertainties.

A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against RMG Networks or others relating to the business combination and the transactions contemplated thereby; (2) the risk that the completed transaction disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; (3) the ability to recognize the anticipated benefits of the business combination; (4) costs related to the business combination; (5) changes in applicable laws or regulations; (6) the possibility that RMG Networks may be adversely affected by other economic, business and/or competitive factors; (7) the ability to integrate RMG Networks' and Symon's business and operations; (8) the anticipated growth and growth strategies; (9) the need for additional capital and the availability of financing; (10) the combined company's ability to successfully manage relationships with customers, partners and other important relationships; (11) the combined company's ability to integrate the management team and employees; (12) the loss of key personnel or expenditure of a greater amount of resources attracting, retaining and motivating key personnel than in the past; (13) the compatibility of business cultures; (14) technological changes; (15) demand for the combined company's products and services and (16) other risks and uncertainties indicated from time to time in filings with the SEC by SCG Financial Acquisition Corp.

Additional risks and uncertainties are identified and discussed in SCG's reports filed with the SEC and available at the SEC's website at www.sec.gov. Forward-looking statements included in this press release speak only as of the date of this press release. SCG undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this press release unless required by applicable law.

Contacts

Investor:

Loren Buck

312-784-3958

loren.buck@rmgnetworks.com

Media:

Shawn Roberts

415-305-6456

shawn.roberts@tallgrasspr.com